Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ariba, Inc. and subsidiaries for the registration of 2,381,742 shares of its common stock and to the incorporation by reference therein of our reports dated November 23, 2010, with respect to the consolidated financial statements of Ariba, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Ariba, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

January 25, 2011